Exhibit 10.1
EMPLOYMENT AGREEMENT
This employment agreement (this “Employment Agreement”) is made and entered into as of the 10th day of October, 2022, by and between Jason T. Lawson (the “Employee”) and Dycom Industries, Inc., a Florida Corporation (“Dycom” or the “Company”).
WHEREAS, the Company and the Employee desire to provide for the employment of the Employee, effective as of the Effective Date;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.Employment. Subject to the terms and conditions hereof, effective as of October 10, 2022 (the “Effective Date”), the Company hereby agrees to employ the Employee, and following approval by the Board of Directors, as the Vice President, Chief Human Resources Officer of the Company. The Employee agrees to perform such specific duties and accept such responsibilities as the Company’s Board of Directors (the “Board”) and the Chief Executive Officer may from time to time establish that are reasonably related and consistent with the Employee’s position as the Vice President, Chief Human Resources Officer. The Employee shall report directly to the Chief Executive Officer. The Employee hereby accepts employment by the Company, subject to the terms and conditions hereof, and agrees to devote his full business time and attention to his duties hereunder, to the best of his abilities. Employee agrees that he will work from his home office in Dublin, Ohio, and will be expected to engage in significant travel in connection with the discharge of his duties, including regular travel to the principal offices of the Company, currently located in Palm Beach Gardens, Florida, as the performance of his duties and the business of the Company require.
2.Term of Employment. The Employee’s employment pursuant to this Employment Agreement shall commence on the Effective Date and shall terminate upon the earlier to occur of (i) termination pursuant to Section 4 hereof or (ii) the third anniversary of the Effective Date; provided, however, that the term of the Employee’s employment hereunder shall be automatically extended without further action of either party for additional one year periods, unless written notice of either party’s intention not to extend has been given to the other party hereto at least 60 days prior to the expiration of the then effective term. Notwithstanding anything in this Employment Agreement to the contrary, if a Change of Control (as defined in Section 4(f) hereof) occurs during term of the Employee’s employment hereunder, the Employee’s employment under this Employment Agreement shall be extended for 24 months following the consummation of the Change of Control and this Employment Agreement shall terminate upon the earlier of (x) the second anniversary of the consummation of the Change of Control and (y) the termination of the Employee’s employment under this Employment Agreement (the “Extended Term”). The period from the Effective Date until the termination of the Employee’s employment hereunder, including, if applicable, the Extended Term, is referred to as the “Employment Term.”
3.Compensation, Benefits and Expenses. Subject to the provisions of this Employment Agreement, the Company shall pay and provide the following compensation and other benefits to the Employee during the Term as compensation for services rendered hereunder:
(a)Base Salary. For services rendered under this Employment Agreement, the Company will pay the Employee a base annual salary of $375,000 (such applicable annual rate referred to herein as the “Base Salary”). Payment will be made on the regularly scheduled pay dates of the Company, subject to all appropriate withholdings or other deductions required by applicable law or by the Company’s established policies applicable to employees of the Company. The Company may increase the Base Salary in its sole discretion, but shall not reduce the Base Salary below the rate established by this Employment Agreement without the Employee’s written consent.
(b)Annual Incentive Bonus. During the Employment Term, the Employee shall be entitled to participate in the Company’s annual incentive plan, under which the Employee shall be eligible to receive an annual incentive bonus targeted at sixty percent (60%) of Base Salary if certain performance criteria and measures are satisfied, as determined by and within the sole discretion of the Company. Notwithstanding the foregoing, the Employee’s annual incentive bonus for fiscal year 2023, if any, shall be prorated based on the Effective Date.
(c)Cash Sign-On Bonus. The Company will pay the Employee a one-time cash sign-on bonus of $100,000. Payment will be made on the next regularly scheduled payroll date after the Effective Date, subject to all appropriate withholdings or other deductions required by applicable law or by the Company’s established policies applicable to employees of the Company.
(d)Equity Grant. On the Effective Date, subject to the approval of the Compensation Committee of the Board, the Employee will receive an equity grant of time-vesting restricted stock units (the “RSUs”), pursuant to the terms of Dycom’s long-term equity incentive plan, equal to $350,000 at the date of the grant based on the New York Stock Exchange closing price of Dycom common stock on that date. Subject to your continued employment with the Company, the RSUs will vest ratably over four (4) years beginning on the first anniversary of the date of the grant. Any shares of common stock that you receive upon vesting of the RSUs will be subject to applicable shareholding requirements.
(e)Benefit Plans. During the Employment Term, in addition to the compensation payable to the Employee as described above, the Employee shall be entitled to participate in all the employee benefit plans or programs of the Company that are available to employees of the Company generally (“Employee Benefits”).
(f)Long-Term Incentive Plan. Commencing with fiscal year 2024, the Employee shall be entitled to participate in the Dycom 2012 Long Term Incentive Plan, or a successor plan which may be in effect from time to time, with an annual potential target award opportunity of one hundred and ten percent (110%) of Base Salary, as determined by the Company in its sole discretion. The Company may modify the target award opportunity for the Employee and other executives from time to time in its sole discretion, based on market checks and other factors it deems relevant. The Board reserves the right to determine eligibility, and set or modify the terms of such a plan at any time, within its sole discretion.
(g)Expenses. During the Employment Term, the Company shall reimburse the Employee for such reasonable out-of-pocket expenses as he may incur from time to time for and on behalf of the furtherance of the Company’s business, provided that the Employee submits to the Company satisfactory documentation or other support for such expenses in accordance with the Company’s expense reimbursement policy.
(h)Moving Expenses. If the Employee relocates to the Company’s principal offices prior to the third anniversary of the Effective Date, the Company shall reimburse Employee’s actual expenses (upon submission of appropriate supporting documentation) incurred in connection with relocating from Dublin, Ohio to the Palm Beach Gardens, Florida area as follows: (i) the costs associated with two (2) house hunting trips for Employee and his spouse (including reasonable and customary travel and lodging costs), (ii) reasonable round-trip airfare between Florida and Columbus, Ohio once a month for up to eight (8) months or such earlier time that Employee and his immediate family have relocated to the Palm Beach Gardens, Florida area, (iii) the following expenses incurred in connection with the sale of Employee’s primary residence in Dublin, Ohio: prevailing real estate commission, not to exceed six percent (6%); legal fees, if required in the state or city; title insurance if required by law to be paid by seller; state and local transfer taxes and fees; building inspection if required by law; and recording release and escrow closing fees; (iv) the reasonable costs associated with temporary lodging expenses (including for Employee prior to the relocation of Employee’s immediate family), such as hotels and temporary rental units, for up to eight (8) months; (v) costs associated with transporting Employee and his immediate family and their household and personal property (including packing, unpacking and vehicles transportation); and (vi) other reasonable and customary out-of-pocket expenses, directly related to relocation, which have been approved by the Chief Executive Officer, in writing, prior to being incurred (collectively, the “Moving Expenses”). To the extent that any of the reimbursements described in Section 3(f) are taxable as ordinary income, the Company shall also cover the taxes on such reimbursements. Notwithstanding anything in this Employment Agreement to the contrary, if the Employee’s employment is terminated by the Company for Cause (as defined below) or if the Employee resigns for any reason (other than a resignation for Good Reason (as defined below) on or following a Change of Control), in each case prior to one (1) year from the reimbursement of any Moving Expenses, the Employee shall promptly repay the Company the full amount of such reimbursed Moving Expenses, including any payment to cover the taxes on the Moving Expenses.
(i)Vacation. The Employee shall be entitled to vacation time consistent with the applicable policies of the Company for other senior executives of the Company as in effect from time to time.
4.Termination.
(j)Termination for Cause. The Company shall have the right to terminate the Employee’s employment at any time and for any reason. If the Employee is terminated for Cause (as defined in this Section 4(a)), the Company shall not have any obligation to pay the Employee any Base Salary or other compensation or to provide any employee benefits subsequent to the date of such Employee’s termination of employment (unless required by applicable law), including, without limitation, Severance Benefits and Continued Health Benefits (each as defined in Section 4(b) hereof). Termination for “Cause” shall mean termination of employment for any of the following reasons:
(i)the Employee entering a plea of no-contest with respect to, or being convicted by a court of competent and final jurisdiction of, any crime, whether or not involving the Company, that constitutes a felony in the jurisdiction involved;
(ii)any willful misconduct by the Employee that is injurious to the financial condition or business reputation of the Company;
(iii)the Employee materially breaches a duty of loyalty owed to the Company or, as a result of his gross negligence, breaches a duty of care owed to the Company; or
(iv)the Employee materially breaches this Employment Agreement or fails or refuses to perform any of his material duties as required by this Employment Agreement in any respect, other than as already provided in Section 4(a)(i)-(iii), after Employee being given written notice of such breach, failure or refusal, and Employee’s failure to cure the same within 30 calendar days of receipt of such notice.

(k)Termination without Cause. Subject to the provisions of Section 4(c), if, prior to the expiration of the Employment Term, the Company terminates the Employee’s employment without Cause, the Company shall, subject to the Employee’s execution of a general release of claims against the Company in a form substantially similar to the form attached hereto as Exhibit A, provide the Employee with Severance Benefits and Continued Health Benefits. “Severance Benefits” means an amount equal to one and one half (1.5) times the sum of (i) Base Salary (at the rate in effect on the date the Employee’s employment is terminated) plus (ii) Bonus (defined as the greater of (1) the average bonus amount paid to the Employee over the three fiscal years immediately preceding the year of termination and (2) 50% of Base Salary at the rate in effect on the date the Employee’s employment is terminated), paid over the eighteen (18)-month period immediately following Employee’s termination of employment without Cause (such period being referred to hereunder as the “Severance Period”), at such intervals as the Employee would have received payments of Base Salary if he had remained in the active service of the Company. The Company shall also provide the Employee and his eligible dependents with group medical and life insurance after termination of the Employee’s employment without Cause (to the extent such eligible dependents were participating in the Company’s group medical and life insurance programs prior to the Employee’s termination of employment) or, in the event such participation is not permitted, a cash payment equal to the value of the benefit excluded, payable in equal monthly installments beginning 60 days following the Employee’s Separation from Service (as defined in Section 4(f) hereof) (the “Continued Health Benefits”) until the earlier of (x) the end of the Severance Period or (y) the Employee obtaining other employment and becoming eligible to participate in the medical and life insurance plans of his new employer. Any general release of claims against the Company required pursuant to this Section 4(b) shall be executed and become irrevocable within sixty (60) days following the date of the Employee’s termination of employment.
(l)Conditions Applicable to Severance Period. If, during the Severance Period, the Employee breaches any of his obligations under this Employment Agreement (including, but not limited to, Sections 6 through 8) or such other agreement between the Company and the Employee, the Company may, upon written notice to the Employee terminate the Severance Period and cease to make any payments or provide any benefits, including, without limitation, Severance Benefits and Continued Health Benefits.
(m)Resignation by the Employee. In the event the Employee resigns his employment with the Company, the Employee: (i) shall provide the Company with sixty (60) days prior written notice; (ii) shall not make any public announcements concerning his resignation prior to the resignation date without the written consent of the Company and (iii) shall continue to perform faithfully the duties assigned to him under this Employment Agreement (or such other duties as the Company or Board may assign to him) from the date of such notice until the termination date. In addition, in the event the Employee resigns his employment with the Company for any reason, the Company shall not have any obligation to pay the Employee any Base Salary or other compensation or to provide any employee benefits subsequent to the date of such Employee’s termination of employment (unless required by applicable law), including, without limitation, Severance Benefits or Continued Health Benefits. Notwithstanding the foregoing, this Section 4(d) shall not apply in the event the Employee resigns his employment for Good Reason on or following a Change of Control pursuant to Section 4(f) hereof.
(n)Termination Upon Death or Disability. Unless otherwise terminated earlier pursuant to the terms of this Employment Agreement, the Employee’s employment under this Employment Agreement shall terminate upon his death and may be terminated by the Company upon giving not less than thirty (30) days written notice to the Employee in the event that the Employee, because of physical or mental disability or incapacity, is unable to perform (or, in the opinion of a physician, is reasonably expected to be unable to perform) his duties hereunder for an aggregate of one hundred eighty (180) days during any twelve-month period (“Disabled”). All questions arising with respect to whether the Employee is Disabled shall be determined by a reputable physician mutually selected by the Company and the Employee at the time such question arises. If the Company and the Employee cannot agree upon the selection of a physician within a period of seven (7) days after such question arises, then the Chief of Staff of Good Samaritan Hospital in Palm Beach County, Florida shall be asked to select a physician to make such determination. The determination of the physician selected pursuant to the above provisions of this Section 4(e) as to such matters shall be conclusively binding upon the parties hereto.
(o)Termination without Cause or resignation for Good Reason on or following a Change of Control. (i) Subject to the execution and delivery of a general release of claims against the Company as provided under Section 4(b) hereof, if, prior to the expiration of the Employment Term, the Company terminates the Employee’s employment without Cause or the Employee resigns his employment for Good Reason on or prior to the second anniversary following the consummation of a Change of Control, the Employee shall receive: (1) the Severance Benefits (provided that the Severance Benefits shall be payable in a single lump sum within five days following such termination of employment); (2) the Continued Health Benefits; (3) full and immediate vesting, to the extent not already vested, of all outstanding equity-based awards, including but not limited to stock options, restricted stock, and restricted stock unit awards, granted by the Company to the Employee pursuant to any of the Company’s long-term incentive plans; in addition, all outstanding performance share, performance share unit, and other equivalent awards granted by the Company to the Employee pursuant to any of the Company’s long-term incentive plans shall immediately vest at their respective target performance levels to the extent not already vested; and (4) a pro-rata bonus equal to (x) the greater of (i) the average amount of the annual bonus paid to the Employee for each of the three fiscal years immediately prior to the fiscal year in which the “Separation from Service” (as defined under Section 409A of the Internal Revenue Code (the “Code”)) occurs or (ii) the annual bonus the Employee would have earned for the fiscal year in which the Separation from Service occurs based on performance as determined through the date of the Separation from Service, multiplied by (y) a fraction, the numerator of which is the number of days worked during the fiscal year in which the Separation from Service occurs and the denominator of which is 365 (the “Pro-Rata Annual Bonus”), payable in a single lump sum within five days; provided, however, that if such Separation from Service occurs in the same fiscal year as the Change in Control and the Employee is paid an annual bonus for such year in connection with the Change in Control, the fraction shall be adjusted so that the numerator reflects the number of days worked during the fiscal year following the Change in Control and the denominator reflects the number of days in the fiscal year following the Change in Control.
(i)A “Change of Control” shall be deemed to have occurred with respect to the Company upon the occurrence of any of the following events:
(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting stock of the Company, excluding, however, (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;

(B) the individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease to constitute a majority of the Board; provided, however, (1) that if the nomination or election of any new director of the Company was approved by a majority of the Incumbent Board, such new director shall be deemed a member of the Incumbent Board and (2) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or as a result of a solicitation of proxies or consents by or on behalf of any “person” or “group” identified in clause (A) above;
(C) a reorganization of the Company or the Company consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; provided, however, that any such transaction shall not constitute a Change of Control if (1) the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, (2) no “person” or “group” owns 20% or more of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, and (3) a majority of the Incumbent Board remains; or
(D) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(v)Resignation for “Good Reason” shall mean termination of employment by the Employee because of the occurrence of any of the following events:
(E) a failure by the Company to pay compensation or benefits due and payable to the Employee in accordance with the terms of this Employment Agreement;
(F) a materially adverse change in the assignment of duties or responsibilities inconsistent with those duties and responsibilities as set forth in Section 1 of this Employment Agreement;
(G) a failure by the Company to obtain agreement by a successor to assume this Employment Agreement in accordance with Section 10(b).
5.Limitations on Severance Payment and Other Payments or Benefits.
(p)Notwithstanding any provision of this Employment Agreement, if any portion of the severance payments or any other payment under this Employment Agreement, or under any other agreement with the Employee or plan or arrangement of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “Excess Parachute Payment” (as defined in Section 5(c) hereof) and would, but for this Section 5, result in the imposition on the Employee of an excise tax under Code Section 4999 (the “Excise Tax”), then the Total Payments to be made to the Employee shall either be (i) delivered in full, or (ii) delivered in the greatest amount such that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Employee of the greatest benefit on an after-tax basis (taking into account the Employee’s actual marginal rate of federal, state and local income taxation and the Excise Tax).
(q)Within thirty (30) days following the Employee’s termination of employment or notice by one party to the other of its belief that there is a payment or benefit due the Employee that will result in an Excess Parachute Payment, the Company, at the Company’s

expense, shall select a nationally recognized certified public accounting firm (which may be the Company’s independent auditors) (“Accounting Firm”) reasonably acceptable to the Employee, to determine (i) the Base Amount (as defined in Section 5(c) hereof), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any Excess Parachute Payments determined without regard to any reduction of Total Payments pursuant to Section 5(a), and (iv) the after-tax proceeds to the Employee, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 5(a) or (y) the Total Payments were not so reduced. If the Accounting Firm determines that Section 5(a)(ii) above applies, then the payments hereunder or any other payment or benefit determined by such Accounting Firm to be includable in Total Payments shall be reduced or eliminated so that there will be no Excess Parachute Payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (2) cash payments shall be reduced prior to non-cash benefits, provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro-rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the “Parachute Payments”, as defined in Section 5(c) hereof).
(r)For purposes of this Employment Agreement: (i) the terms “Excess Parachute Payment” and “Parachute Payments” shall have the meanings assigned to them in Code Section 280G and such Parachute Payments shall be valued as provided therein; (ii) present value shall be calculated in accordance with Code Section 280G(d)(4); (iii) the term “Base Amount” means an amount equal to the Employee’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iv) for purposes of the determination by the Accounting Firm, the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4) and (v) the Employee shall be deemed to pay federal income tax and employment taxes at his actual marginal rate of federal income and employment taxation, and state and local income taxes at his actual marginal rate of taxation in the state or locality of the Employee’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 5(b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The covenants set forth in Sections 6, 7, and 8 of this Employment Agreement have substantial value to the Company and a portion of any Total Payments made to the Employee are in consideration of such covenants. For purposes of calculating the Excess Parachute Payment and the Parachute Payments, the parties intend that an amount equal to not less than the Employee’s highest annual base salary during the twelve (12) month period immediately prior to his termination of employment shall be in consideration of the covenants in Sections 6, 7, and 8 below. The Accounting Firm shall consider all relevant factors in appraising the fair value of such covenants and in determining the amount of the Total Payments that shall not be considered to be a Parachute Payment or Excess Parachute Payment. The determination of the Accounting Firm shall be addressed to the Company and the Employee and such determination shall be binding upon the Company and the Employee.
(s)This Section 5 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code.
6.Confidentiality.
(t)Confidential Information.
(i)The Employee agrees that during his employment with the Company for any reason and for a period of five years following his Separation from Service, he will not at any time, except with the prior written consent of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) or as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Employee’s own benefit any information deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning customers, business plans, marketing data, or other confidential information known to the Employee by reason of the Employee’s employment by, shareholdings in or other association with any member of the Company Group; provided that such Confidential Information does not include any information which (x) is available to the general public or is generally available within the relevant business or industry other than as a result of the Employee’s action or (y) is or becomes available to the Employee after his Separation from Service on a non-confidential basis from a third-party source provided that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.
(ii)In the event that the Employee becomes legally compelled to disclose any Confidential Information, the Employee shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Employee shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Employee, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.
(u)Exclusive Property. The Employee confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Employee relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Employee shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 6.
(v)Protected Conduct. Nothing contained in this Employment Agreement or any other agreement between the Employee and the Company, shall limit the Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each, a “Government Agency”). Neither this Employment Agreement nor any other agreement between the Employee and the Company, shall limit the Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to a Government Agency that is Confidential Information or a trade secret, without advance approval from or notice to the Company; provided, however, that any disclosure must be limited to only the information reasonably necessary to make reports and respond to any Government Agency. In addition, nothing in this Employment Agreement or any other agreement between the Employee and the Company shall be construed to prohibit the Employee from using Confidential Information to the extent necessary to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended) or to limit or eliminate the Employee’s right to receive an award from a Government Agency for information provided to a Government Agency, and the Company may not, and will not, retaliate against the Employee if the Employee chooses in good faith to notify, report to, or file a charge or complaint with, any Government Agency or otherwise participate in any investigation or proceeding.
7.Noncompetition. The Employee agrees that during his employment with the Company and for a period commencing on the Employee’s Separation from Service and ending on the first anniversary of the Employee’s Separation from Service (the “Restricted Period”), the Employee shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a business competitive with the Company in any geographic area in which the Company Group has engaged in business, or is reasonably expected to engage in business during such Restricted Period (including, without limitation, any area in which any customer of the Company Group may be located); provided, however, that nothing herein shall limit the Employee’s right to own not more than 1% of any of the debt or equity securities of any business organization.
8.Non-Solicitation. The Employee agrees that, during his employment and for the Restricted Period, the Employee shall not, directly or indirectly, other than in connection with the proper performance of his duties in his capacity as an executive of the Company, (a) interfere with or attempt to interfere with any relationship between the Company Group and any of its employees, consultants, independent contractors, agents or representatives, (b) employ, hire or otherwise engage, or attempt to employ, hire or otherwise engage, any current or former employee, consultant, independent contractor, agent or representative of the Company Group in a business competitive with the Company Group, (c) solicit the business or accounts of the Company Group or (d) divert or attempt to direct from the Company Group any business or interfere with any relationship between the Company Group and any of its clients, suppliers, customers or other business relations. As used herein, the term “indirectly” shall include, without limitation, the Employee’s permitting the use of the Employee’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.
9.Reservation of Invention Rights. The Employee acknowledges notification that this Employment Agreement does not require the Employee to assign or offer to assign to the Company any of the Employee’s rights in any invention developed by the Employee entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (i) relate, at the time of conception or reduction to practice of the invention, to the Company’s business, or the Company’s actual or demonstrably anticipated research or development; or (ii) result from any work performed by Employee for the Company. To the extent the Employee developed inventions prior to the Employee’s employment with the Company, the Employee has listed any such inventions on the attached Exhibit B, and expressly reserves the Employee’s rights in those such inventions.
10.Assignment and Succession.
(w)The services to be rendered and obligations to be performed by the Employee under this Employment Agreement shall not be assignable or transferable.
(x)This Employment Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and the Employee and their respective successors, permitted assigns, heirs, legal representatives, executors, and administrators. If the

Company shall be merged into or consolidated with another entity, the provisions of this Employment Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Employment Agreement in the same manner that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 10(b) shall continue to apply to each subsequent Company of the Employee hereunder in the event of any subsequent merger, consolidation, or transfer of assets of such subsequent Company.
11.Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):
if to the Company:
Dycom Industries, Inc.
11780 US Highway 1, Suite 600
Palm Beach Gardens, Florida 33408
Attention: President
if to the Employee:
Jason T. Lawson
6168 Abbotsford Drive
Dublin, OH 43017

12.Waiver of Breach.
(y)The waiver by the Company or the Employee of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver by such party of any subsequent breach.
(z)The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if, at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.
13.Amendment. This Employment Agreement may be amended only by a written instrument signed by the parties hereto.

14.Full Settlement. The Company’s obligation to pay the Employee the amounts required by this Employment Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Employee or anyone else. All payments and benefits to which the Employee is entitled under this Employment Agreement shall be made and provided without offset, deduction, or mitigation on account of income that the Employee may receive from employment from the Company or otherwise.
15.Certain Remedies.
(aa)Injunctive Relief. Without intending to limit the remedies available to the Company Group, the Employee agrees that a breach of any of the covenants contained in Sections 6 through 9 of this Employment Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from engaging in activities prohibited by the covenants contained in Sections 6 through 9 of this Employment Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Employment Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.
(ab)Extension of Restriction Period. In addition to the remedies the Company may seek and obtain pursuant to this Section 15(b) the Restricted Period shall be extended by any and all periods during which the Employee shall be found by a court or arbitrator possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 7 and 8 of this Employment Agreement.
16.Other Severance. In consideration for the payments to be made to the Employee under this Employment Agreement, the Employee agrees to waive any and all rights to any payments or benefits under any other severance plan, program or arrangement of the Company.
17.Governing Law; Jurisdiction and Service of Process. This Employment Agreement shall be governed by the laws of the State of Florida applicable to contracts executed in and to be performed in that State.
18.Partial Invalidity. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
19.Withholding. The payment of any amount pursuant to this Employment Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.
20.Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments.
21.Entire Agreement. All prior negotiations and agreements between the parties hereto with respect to the matters contained herein are superseded by this Employment Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

22.Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Employment Agreement.
23.Arbitration. Subject to Section 15(a) hereof, any dispute or controversy arising under or in connection with this Employment Agreement or otherwise in connection with the Employee’s employment by the Company that cannot be mutually resolved by the parties to this Employment Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Palm Beach County, Florida in accordance with the commercial rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Employee, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon.
24.Survival of Certain Provisions. The rights and obligations set forth in this Employment Agreement that, by their terms, extend beyond the Term shall survive the Term.
25.Section 409A.
(ac)General. This Employment Agreement is intended to meet the requirements of Section 409A and shall be interpreted and construed consistent with that intent.
(ad)Deferred Compensation. Notwithstanding any other provision of this Employment Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1), the payment shall be paid (or provided) in accordance with the following:
(i)Notwithstanding anything in this Employment Agreement to the contrary, if at the time of the Employee’s termination of employment, he is a “specified employee” within the meaning of Section 409(A)(a)(2)(B)(i), as determined under the Company’s established methodology for determining “specified employees”, then no payments or amounts under this Employment Agreement shall be made or commence during the period beginning on the date of the Employee’s termination of employment and ending on the date that is six months following the Employee’s termination of employment or, if earlier, on the date of the Employee’s death. The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to Employee on the fifteenth day of the first calendar month following the end of the period (“Delayed Payment Date”). If payment of an amount is delayed as a result of this Section 25(b)(i), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Employee but for this Section 25(b)(i) to the day prior to the Delayed Payment Date. The rate of interest shall be compounded monthly, at the prime rate as published by Citibank NA for the month in which occurs the date of the Employee’s Separation from Service. Such interest shall be paid on the Delayed Payment Date.
(ii)If any amount owed to the Employee under this Employment Agreement is considered for purposes of Section 409A to be owed to the Employee by virtue of his termination of employment, such amount shall be paid if and only if such termination constitutes a Separation from Service with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto.
(iii)Notwithstanding anything in this Employment Agreement to the contrary, payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.
(iv)For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Employment Agreement shall be treated as a right to receive a series of separate and distinct payments.
26.Source of Payments. All payments provided under this Employment Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

IN WITNESS WHEREOF, the parties have entered into this Employment Agreement as of the date set forth above.
EMPLOYEE

/s/ Jason T. Lawson
Name: Jason T. Lawson
DYCOM INDUSTRIES, INC.
a Florida corporation
By:        /s/ Steven E. Nielsen
Name: Steven E. Nielsen
Title: President and CEO